Exhibit 10.3

FIRST AMENDMENT

THIS FIRST AMENDMENT (the "Amendment") is made and entered into as of
June 11, 2021, by and between GATEWAY TORREY HILLS LLC, a Delaware limited liability company, hereafter called "Landlord," and TURNING POINT THERAPEUTICS, INC., a Delaware corporation, hereafter called "Tenant."

RECITALS

A.

Landlord and Tenant are parties to that certain lease dated April 9, 2021 (the "Lease").  Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 20,679 rentable square feet (the "Original Premises") described as Suite Nos. 200, 250 and 280 on the 2nd floor of the building located at 3580 Carmel Mountain Road, San Diego, California (the “Building”).

B.

Tenant has requested that additional space containing approximately 5,141 rentable square feet (the "Expansion Space") described as Suite No. 100 on the 1st floor of the Building as shown on Exhibit A (attached hereto) be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.	Expansion and Effective Date.

A.

The Term for the Expansion Space shall commence ("Expansion Effective Date") on the earlier of (a) the date the Expansion Space is deemed ready for occupancy pursuant to Section I.B below, or (b) the date Tenant commences its regular business activities within the Expansion Space, and shall expire upon the Expiration Date (i.e., July 31, 2023). The Expansion Effective Date is estimated to be 45 days following the full and final execution of this Amendment ("Estimated Expansion Effective Date").  Promptly following request by Landlord, the parties shall memorialize on a form provided by Landlord (the "Expansion Effective Date Memorandum") the actual Expansion Effective Date; should Tenant fail to execute and return the Expansion Effective Date Memorandum to Landlord within 5 business days (or provide specific written objections thereto within that period), then Landlord's determination of the Expansion Effective Date as set forth in the Expansion Effective Date Memorandum shall be conclusive.  Effective as of the Expansion Effective Date, the Premises, as defined in the Lease, shall be increased from 20,679 rentable square feet to 25,820 rentable square feet by the addition of the Expansion Space.

B.

Delay in Possession.  If Landlord, for any reason whatsoever, cannot deliver possession of Expansion Space to Tenant on or before the Expansion Effective Date set forth in Section I.A above, this Amendment shall not be void or voidable nor shall Landlord be liable to Tenant for any resulting loss or damage. However, Tenant shall not be liable for any rent for the Expansion Space and the Expansion Effective Date shall not occur until Landlord delivers possession of the Expansion Space and the Expansion Space is in fact ready for occupancy as defined below, except that if Landlord’s failure to so deliver possession is attributable to any action or inaction by Tenant (including without limitation any Tenant Delay described in the Work Letter attached to this Amendment), then the Expansion Space shall be deemed ready for occupancy, and Landlord shall be entitled to full performance by Tenant (including the payment of rent), as of the date Landlord would have been able to deliver the Expansion Space to Tenant but for Tenant’s delay(s).  Subject to the foregoing, the Expansion Space shall be deemed ready for occupancy when Landlord, to the extent applicable, has substantially completed all the work required to be completed by Landlord pursuant to the Work Letter attached to this Amendment in a good, workmanlike manner (but for minor punch list matters), substantially completed the installation of the furniture described in Exhibit C, and has obtained the requisite governmental approvals for Tenant’s occupancy in connection with such work.

II.	Basic Rent. In addition to Tenant’s obligation to pay Basic Rent for the Original Premises, Tenant shall pay Landlord Basic Rent for the Expansion Space as follows:

Months of Term or Period	Monthly Rate Per Square Foot	Monthly Basic Rent
Expansion Effective Date to 6/30/22	$4.90	$25,190.90
7/1/22 to 6/30/23	$5.12	$26,321.92

All such Basic Rent shall be payable by Tenant in accordance with the terms of the Lease.

III.	Project Costs and Property Taxes. Effective as of the Expansion Effective Date, Item 7 of Article 1 of the Lease shall be amended to add the following for the Expansion Space:

“7.   Property Tax Base: The Property Taxes per rentable square foot incurred by Landlord and attributable to the twelve month period ending June 30, 2021 (the “Base Year”).

Project Cost Base: The Project Cost per rentable square foot incurred by Landlord and attributable to the twelve month period ending June 30, 2021.

Expense Recovery Period:  Every twelve month period during the Term (or portion thereof during the first and last Lease years) ending June 30.”

IV.

Additional Security Deposit.  Concurrently with Tenant’s delivery of this Amendment, Tenant shall deliver the sum of $28,954.11 to Landlord, which sum shall be added to the Security Deposit presently being held by Landlord in accordance with Section 4.3 of the Lease. Accordingly, the Security Deposit is increased from $116,464.13 to $145,418.24.

V.	Improvements to Expansion Space.

A.

Condition of Expansion Space.  Tenant has inspected the Expansion Space and agrees to accept the same "as is" without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.  Notwithstanding the foregoing, Section 2.3 of the Lease will apply to the Expansion Space.

B.	Tenant Improvements. Landlord hereby agrees to complete the Tenant Improvements for the Expansion Space in accordance with the provisions of Exhibit B, Work Letter, attached hereto.

VI.

Parking. Notwithstanding any contrary provision in Exhibit F to the Lease, “Parking,” effective as of the Expansion Effective Date, Landlord shall lease to Tenant, and Tenant shall lease from Landlord, an additional 24 unreserved parking passes at the rate of 0.00 additional unreserved Parking Pass per month through the Expiration Date.  Thereafter, the parking charge shall be at Landlord’s scheduled parking rates from time to time.

VII.

SDN List.  Tenant hereby represents and warrants that neither Tenant nor any officer, director, employee, partner, member or other principal of Tenant (collectively, "Tenant Parties") is listed as a Specially Designated National and Blocked Person ("SDN") on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (OFAC).  In the event Tenant or any Tenant Party is or becomes listed as an SDN, Tenant shall be deemed in breach of the Lease and Landlord shall have the right to terminate the Lease immediately upon written notice to Tenant.

VIII.

Expansion Space Furniture.  Prior to the Expansion Effective Date, certain items of furniture (the “Expansion Space Furniture”) set forth in the furniture plan and furniture rendering provided by Pivot and dated June 4, 2021 (attached hereto as Exhibit C) shall be installed in the Expansion Space at Landlord’s sole cost and expense, for Tenant’s use. Landlord makes no representations regarding the condition of the Expansion Space Furniture, and Tenant shall accept the Expansion Space Furniture in its existing “as-is” condition. Tenant shall maintain the Expansion Space Furniture in the same condition as when received, reasonable wear and tear excepted, and the Expansion Space Furniture shall remain in the Expansion Space upon the expiration or earlier termination of the Lease.

IX.GENERAL.

A.	Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.

Entire Agreement.  This Amendment embodies the entire understanding between Landlord and Tenant and can be changed only by a writing signed by Landlord and Tenant. There have been no additional oral or written representations or agreements.  Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

C.

Counterparts; Digital Signatures.  If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment.  In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

D.

Defined Terms.  All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.

Authority.  Tenant represents and warrants to Landlord, and agrees that each individual executing this Amendment on behalf of Tenant is authorized to do so on behalf of Tenant.  Landlord represents and warrants to Tenant, and agrees, that each individual executing this Amendment on behalf of Landlord is authorized to do so on behalf of Landlord.

F.

California Certified Access Specialist Inspection. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises."

G.	Attorneys' Fees. The provisions of the Lease respecting payment of attorneys' fees shall also apply to this Amendment.

H.

Brokers. Article 18 of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Management Company (“Landlord’s Broker”) is the agent of Landlord exclusively and [N/A] (“Tenant’s Broker”) is the agent of Tenant exclusively. By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. If there is no Tenant’s Broker so identified herein, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article 18 of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.

I.

Execution of Amendment.  Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

J.

Nondisclosure of Terms. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

GATEWAY TORREY HILLS LLC,

a Delaware limited liability company

By: /s/Steven Case         \si6\

Steven M. Case

Executive Vice President, Leasing & Marketing

Office Properties

By: /s/Kristopher Kopensky   \\si5\

Kristopher J. Kopensky

Vice President, Operations

Office Properties

\in9\

TENANT:

TURNING POINT THERAPEUTICS, INC.,

a Delaware corporation

By: /s/Athena Countouriotis\si1\

Athena M. Countouriotis, M.D. \na1\

President & Chief Executive Officer \ti1\

By: /s/Kyri Van Hoose       \si2\

Kyri Van Hoose \na2\

Vice President, Accounting\